Exhibit 99.1

Xencor Reports Second Quarter 2026 Financial Results

-- XmAb819 ccRCC expansion cohorts to be presented in an oral session at ESMO 2026; multiple Phase 1 sub-studies in earlier lines of therapy and additional indications now open for enrollment or planned --

-- XmAb942 enrollment in XENITH-UC remains on track with primary endpoint of the 12-week induction period expected in 2H27 --

-- XmAb412 (TL1A x IL23p19) first-in-human healthy participant study open for enrollment --

PASADENA, Calif.--August 5, 2026-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of cancer and autoimmune diseases, today reported financial results for the second quarter ended June 30, 2026.

“We are excited to present XmAb819 results at ESMO this fall and for other fast-approaching key milestones across our wholly owned clinical pipeline,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “Enrollment remains on track for updates later this year for XmAb942 in the XENITH-UC study and for our two B-cell depleting bispecifics, plamotamab and XmAb657, in their respective Phase 1 studies. And we recently started the Phase 1 study of XmAb412, our first XenLock™ bispecific antibody, and plan to have healthy participant data in the first half of 2027. Xencor’s focus on clinical execution and data delivery is setting us up for an accelerating tempo of anticipated readouts in 2027 and beyond.”

“Consistent with our focus on efficient clinical decision-making, we have prioritized the ongoing combination study of XmAb541 and XmAb808, which provides tumor-targeted co-stimulation through CD28 agonism, after observing moderate anti-tumor activity from early monotherapy data of XmAb541. CLDN6 remains a challenging tumor target, and we hope to expand upon an emerging therapeutic window through the orthogonal targeting provided by XmAb808.”

Wholly Owned Pipeline Overview

XmAb819 (ENPP3 x CD3), a potential first-in-class, tumor-targeted, T-cell engaging XmAb® 2+1 bispecific antibody in development for patients with clear cell renal cell carcinoma and other tumors with high ENPP3 expression, including colorectal cancer, non-small cell lung cancer and papillary renal cell carcinoma

Clear cell renal cell carcinoma (ccRCC): On track to initiate a registration enabling study of XmAb819 as a monotherapy in advanced ccRCC during 2027.
•Phase 1 results for patients with advanced ccRCC were accepted for a proffered paper oral presentation at the European Society For Medical Oncology (ESMO) Congress 2026, to be held October 23-27 in Madrid, Spain. The presentation during ESMO will focus on dose levels in intravenous expansion cohorts under evaluation as recommended Phase 3 doses (RP3D).

•Dose escalation of subcutaneous administration in advanced ccRCC is ongoing with evaluation for further development expected prior to a registration enabling study.
•A sub-study for patients with intermediate- or poor-risk advanced ccRCC who have progressed after nivolumab in combination with ipilimumab as a first-line treatment (IO doublet therapy) is planned to open for enrollment in the third quarter of 2026.
•A sub-study evaluating the combination of XmAb819 and anti-PD1 therapy in patients with advanced ccRCC is currently being planned.

Additional tumors with high ENPP3 expression
•A sub-study for patients with ENPP3+ advanced colorectal cancer, non-small cell lung cancer and papillary renal cell carcinoma began enrollment in the second quarter of 2026.

XmAb541 (CLDN6 x CD3) in combination with XmAb808 (B7-H3 x CD28), in Phase 1 clinical development for T-cell engagement of Claudin-6 expressing tumors, including high-grade serous ovarian cancer

XmAb541 development in the ongoing Phase 1 dose-escalation study in combination with XmAb808 has been prioritized. XmAb541 monotherapy expansion cohorts at the putative RP3D (60 mg dosed every 3 weeks) in high-grade serous ovarian carcinoma (TPS≥50) and germ cell tumors are expected to complete enrollment by year end, with the data supporting combination development with XmAb808. The Phase 1 dose-escalation study of XmAb541 and XmAb808 is ongoing and expected to reach the combination’s target dose range in 2027. Prioritization of the combination is anticipated to reduce projected overall XmAb541 program expense for 2027 and 2028.

XmAb541 Clinical Data
•Emerging data from XmAb541 monotherapy indicate clinical activity to date at the putative RP3D in heavily-pretreated patients, with an approximate 14% overall response rate (ORR) in patients with ovarian cancer and an approximate 28% ORR in patients with germ cell tumors, which supports further evaluation in combination with XmAb808 to provide tumor-targeted CD28 agonism and additional T-cell stimulation.
•Potential additional anti-tumor activity was observed at doses above 60 mg, but reversible hearing impairment limited XmAb541 drug exposure due to the frequency of dose interruptions and dose reductions. Hearing impairment is potentially on target for CLDN6, which is expressed on cochlear hair cells.
•Cytokine release syndrome (CRS) has been low grade and no cases of Grade ≥3 CRS were reported at any dose level. At the putative RP3D, Grade 1 CRS was reported in approximately 14% of patients, and Grade 2 CRS was reported in approximately 17%.
•No other clinically significant safety signals were observed, and the profile is supportive of future outpatient administration.
•Based on monotherapy data, in July 2026 the U.S. FDA granted Fast Track designation to XmAb541 for the treatment of patients with germ cell tumors who have relapsed following two or more lines of platinum therapy or were refractory to prior platinum therapy.

At the American Association for Cancer Research Annual Meeting in April 2026, Xencor presented data demonstrating the co-expression of CLDN6 and B7-H3 on high-grade serous ovarian carcinoma cells. Preclinical testing demonstrated that XmAb808 promoted durable T-cell-directed killing of cancer cells with XmAb541, enhanced XmAb541-induced killing by exhausted T cells, and enhanced anti-tumor activity of XmAb541. CLDN6 and B7-H3 have low expression overlap on normal tissues, potentially localizing T-cell co-stimulation to tumor cells.

XmAb942 (Xtend™ anti-TL1A), a potential best-in-class, high-potency, extended half-life antibody in development for patients with inflammatory bowel disease
•Xencor is conducting the XENITH-UC Study, a global Phase 2b study of XmAb942 in ulcerative colitis (UC). XENITH-UC is a randomized, double-blind, placebo-controlled trial in patients with moderately to severely active UC, whose disease has progressed after at least one conventional or advanced therapy.
•Enrollment expectations continue to support a XENITH-UC blinded interim analysis around year-end 2026 and reaching the primary endpoint of the 12-week induction period in 2H27. The primary endpoint of XENITH-UC is the percentage of patients achieving clinical remission defined by the modified Mayo score at week 12.

XmAb412 (TL1A x IL23p19), a potential best-in-class, extended half-life bispecific antibody for dual targeting of inflammatory pathways in autoimmune and inflammatory disease, in Phase 1 development and enrolling healthy participants
•XmAb412 robustly suppresses both TL1A and IL-23 inflammatory pathways and is predicted to have a human half-life between 60 and 70 days. XmAb412 supports high-concentration, low viscosity and citrate-free formulation suitable for subcutaneous dosing. XmAb412 is Xencor’s first novel bispecific antibody developed using the XenLock™ platform.
•Xencor initiated a first-in-human study of XmAb412 in the third quarter of 2026 and plans to present initial data from the study in 1H27.

Plamotamab (CD20 x CD3), a clinical-stage, B-cell depleting bispecific T-cell engager in Phase 1 development for patients with rheumatoid arthritis (RA), who have progressed through prior standard-of-care treatment
•Xencor plans to provide an update on progress achieved in the Phase 1b study of plamotamab in RA in 2H26.

XmAb657 (CD19 x CD3), a clinical-stage, potent, extended half-life B-cell depleting bispecific T-cell engager in Phase 1 dose escalation, enrolling healthy participants and patients with idiopathic inflammatory myopathies, systemic scleroderma and Sjögren’s disease
•Xencor plans to provide an update on progress achieved in the Phase 1 study of XmAb657 in 2H26.
Recent Partnership Developments
•Alexion: In July 2026, Xencor announced that it will receive $105 million from Alexion pursuant to a settlement agreement that resolves the previously disclosed dispute regarding U.S. royalties from sales of Ultomiris®. Under the settlement agreement, Alexion is obligated to pay Xencor in two equal installments. The first $52.5 million payment is anticipated in August 2026, the second $52.5 million payment within 14 days following the one-year anniversary of the date of the settlement agreement, and Alexion will have no further obligation to pay royalties on U.S. sales of Ultomiris. Xencor expects to continue receiving royalties on ex-U.S. sales of Ultomiris under the existing terms of its license agreement with Alexion. Ultomiris is a drug being developed and commercialized by Alexion and is its registered trademark.

•Zenas BioPharma: In May 2026, Zenas submitted a biologics license application (BLA) to the U.S. FDA for obexelimab in IgG4-related disease, and Xencor received a $10 million regulatory milestone payment in June 2026 in connection with this BLA submission. Obexelimab targets CD19 with its variable domain and uses an XmAb Immune Inhibitor Fc Domain. In November 2021, Xencor licensed obexelimab to Zenas, and under the license agreement, Xencor is eligible to receive up to $450 million in future milestone payments and tiered royalties on net sales that range from mid-single-digit to mid-teen percentages, dependent on geography.
Financial Guidance: Based on current operating plans, Xencor expects to end 2026 with between $420 million and $440 million in cash, cash equivalents and marketable debt securities, and to have sufficient cash resources to fund research and development programs and operations through 2028.

Financial Results for the Second Quarter Ended June 30, 2026

Cash, cash equivalents and marketable debt securities totaled $486.4 million as of June 30, 2026, compared to $610.8 million as of December 31, 2025.

Revenue for the second quarter ended June 30, 2026 was $51.2 million, compared to $43.6 million for the same period in 2025. Revenue earned in the second quarter of 2026 was primarily milestone revenue from Zenas BioPharma and royalty revenue from Alexion and Incyte.

As the Settlement Agreement with Alexion resolved the uncertainty surrounding the variable consideration associated with U.S. Ultomiris royalties, the Company recognized $27.6 million of royalty revenue during the second quarter ended June 30, 2026, representing royalty attributable to U.S. Ultomiris sales during the dispute period through June 30, 2026. The remaining $77.4 million of settlement consideration relates to royalty rights for periods subsequent to June 30, 2026 and will be recognized in the third quarter of 2026.

Research and development (R&D) expenses for the second quarter ended June 30, 2026 were $71.9 million, compared to $61.7 million for the same period in 2025. Increased R&D spending for the second quarter of 2026 compared to 2025 is primarily due to increased spending on pipeline programs, partially offset by lower stock-based compensation expense.

General and administrative (G&A) expenses for the second quarter ended June 30, 2026 were $16.4 million, compared to $15.1 million for the same period in 2025. G&A spending for the second quarter of 2026 compared to 2025 remained relatively consistent.

Other income, net, for the second quarter ended June 30, 2026 was $15.1 million, compared to $2.1 million for the same period in 2025. Increased other income, net, for the second quarter of 2026, compared to 2025, is primarily due to unrealized gains on an equity security.

Net loss attributable to Xencor for the second quarter ended June 30, 2026 was $21.7 million, or $(0.29) on a fully diluted per share basis, compared to net loss of $30.8 million, or $(0.41) on a fully diluted per share basis, for the same period in 2025.

About Xencor

Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and multiple XmAb medicines are marketed by partners. Xencor’s XmAb engineering technology enables small changes to a protein’s structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” “indicates,” “supports,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding our expectations regarding regulatory and partnership milestone achievements, clinical pipeline advancements, planned receipt and presentations of clinical data, including the expected timing thereof, and planned and ongoing clinical trials, including the expected timing thereof, projected financial resources and financial guidance, including estimated cash, cash equivalents and marketable debt securities at year end and cash runway for research and development programs and operations, expectations for and estimates of future royalty revenues, the quotations from Xencor's president and chief executive officer, and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics, the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, the risk of loss of key members of management, the risk that the fair value of our marketable equity securities will decline and the risks, uncertainties and other factors described under the heading “Risk Factors” in Xencor's Annual Report on Form 10-K for the year ended December 31, 2025 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Xencor undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Contacts

For Investors:
Charles Liles
cliles@xencor.com
(626) 737-8118

For Media:
Cassidy McClain
Inizio Evoke
cassidy.mcclain@inizioevoke.com
(619) 694-6291

Xencor, Inc.
Selected Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2026	2025
	(unaudited)
Cash, cash equivalents and marketable debt securities	$486,350	$610,833
Other current assets	145,398	164,590
Other long-term assets	93,212	100,072
Total assets	$724,960	$875,495

Liabilities related to the sales of future royalties	$104,895	$119,749
Other current liabilities	54,507	52,640
Non-current lease and other liabilities	62,330	67,519
Total liabilities	221,732	239,908
Total stockholders' equity	503,228	635,587
Total liabilities and stockholders’ equity	$724,960	$875,495

Xencor, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)
Revenue
Collaborations, milestones, and royalties	$51,221	$43,608	$55,737	$76,340
Operating expenses:
Research and development	71,905	61,665	136,574	120,243
General and administrative	16,384	15,115	34,093	32,452
Total operating expenses	88,289	76,780	170,667	152,695
Operating loss	(37,068)	(33,172)	(114,930)	(76,355)

Total other income (expense)	15,149	2,097	(35,625)	(2,985)

Loss before income tax expense (benefit) and noncontrolling interest	(21,919)	(31,075)	(150,555)	(79,340)
Income tax (benefit) expense	(190)	(250)	90	117
Net loss including noncontrolling interest	(21,729)	(30,825)	(150,645)	(79,457)

Net loss attributable to noncontrolling interest	—	—	—	(214)
Net loss attributable to Xencor, Inc.	$(21,729)	$(30,825)	$(150,645)	$(79,243)

Net loss per share attributable to Xencor, Inc. (basic and diluted)	$(0.29)	$(0.41)	$(1.99)	$(1.07)

Weighted-average shares used in calculating net loss per share (basic and diluted)	75,859	74,279	75,555	73,975

Other comprehensive income (loss), net of tax:
Net unrealized (loss) gain on marketable debt securities	(899)	(97)	(2,448)	921
Comprehensive loss	(22,628)	(30,922)	(153,093)	(78,536)
Less: comprehensive loss attributable to the noncontrolling interest	—	—	—	(214)
Comprehensive loss attributable to Xencor, Inc.	$(22,628)	$(30,922)	$(153,093)	$(78,322)